For Immediate Release
                                     Date: July 27, 2005


                                     Contact: Ellie King, Assistant Secretary
                                                          630 Godwin Avenue
                                                          Midland Park, NJ 07432
                                                          201-444-7100


                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                  Record Earnings for the Second Quarter, 2005

Midland Park, NJ - July 27 2005- Stewardship Financial Corporation (OTC:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three
(3) months ended June 30, 2005 of $1.1 million or $0.25 basic and diluted earnings per share, an increase of 21.6% and 19.0% respectively, as compared to net income of $937,000, or $0.21 basic and diluted earnings per share for the same three (3) month period in 2004.

For the six (6) months ended June 30, 2005, Stewardship Financial Corporation reported net income of $2.1 million or $0.48 basic earnings per share, an increase of 18.8% and 17.1% in net income and basic earnings per share respectively, as compared to net income of $1.8 million or $0.41 per share for the same six (6) month period in 2004. Diluted earnings per share were $0.47 for the six (6) months ended June 30, 2005, an increase of 17.5% over the diluted earnings per share of $0.40 for the six (6) months ended June 30, 2004. Per share calculations have been adjusted for a 5% stock dividend paid in November 2004 and a 4 for 3 stock split issued on July 1, 2005.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "We are pleased to report the earnings increase for the period ending June 30, 2005. This increase was due to the substantial growth in the bank's average earning assets, the quality of the loan portfolio and a strong increase in deposits."

Stewardship Financial Corporation's total assets reached $461.0 million at June 30, 2005, compared to $405.9 million at June 30, 2004, resulting in growth of 13.6%. Total deposits were $400.9 million at June 30, 2005, compared to $348.7 million a year ago, resulting in growth of 15.0%. Total stockholders' equity increased 16.7% to $32.5 million at June 30, 2005, compared to $27.8 million a year ago.

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. The Waldwick Office will relocate to 64 Franklin Turnpike, Waldwick, NJ in the Fall of 2005, and a 10th branch is also expected to open in Montville, NJ later this year. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. We invite you to visit our website at www.asbnow.com for additional information. Page 2 of 3

                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                     (In thousands, except per share data)


                                         Six Months Ended     Three Months Ended
                                             June 30,              June 30,

                                          2005       2004        2005      2004
                                        -------------------   -------------------
Selected Operating Data:
Total interest income                  $ 11,715   $ 10,335    $  6,026   $  5,167
Total interest expense                    2,834      2,441       1,547      1,182
                                       --------------------   -------------------
Net interest income before provision
     for loan loss                        8,881      7,894       4,479      3,985
Provision for loan loss                     300        240         150        120
                                       --------------------   -------------------
Net interest income after provision
     for loan loss                        8,581      7,654       4,329      3,865

Losses on sales of securities                --         (4)         --         --
Other noninterest income                  1,545      1,358         896        760
                                       --------------------   -------------------
                                          1,545      1,354         896        760

Noninterest expense                       6,766      6,186       3,451      3,153
                                       --------------------   -------------------
Income before income tax expense          3,360      2,822       1,774      1,472
Income tax expense                        1,217      1,018         635        535
Net income                             $  2,143   $  1,804    $  1,139   $    937
                                       ===================    ===================

Basic earnings per share               $   0.48   $   0.41    $   0.25   $   0.21
Diluted earnings per share             $   0.47   $   0.40    $   0.25   $   0.21



                                             At June 30,
                                           2005       2004
                                        ---------- ----------

Selected Financial Data:
Total assets                             $460,953   $405,926
Total loans, net of deferred loan fees    314,786    275,358
Allowance for loan losses                   3,570      3,023
Total deposits                            400,923    348,657
Stockholders' equity                       32,454     27,804


                                    At or for the six month period ended
                                                June 30,
                                             2005       2004
                                            -------   --------

Selected Financial Ratios:
Annualized return on average assets (ROA)     1.00%     0.91%
Annualized return on average equity (ROE)    13.75%    13.10%
Tier 1 equity to total assets                 8.56%     8.57%
Book value per share                        $ 7.16    $ 6.24






All share data has been restated to include the effect of a 5% stock dividend paid in November, 2004 and a 4 for 3 stock split issued July 1, 2005.


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